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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2005

Brooks Automation, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-25434	04-3040660
(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, Massachusetts (Address of Principal Executive Offices)	01824 (Zip Code)

(978) 262-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry Into a Material Definitive Agreement.	2
SIGNATURES		3

Item  1.01  Entry Into a Material Definitive Agreement.

On February 17, 2005, the Compensation Committee of the Board of Directors of Brooks Automation, Inc. (“Brooks”) adopted the Brooks Automation, Inc. Deferred Compensation Plan (As Adopted Effective April 1, 2005) (the “Plan”). A brief summary of the material terms of the Plan is provided below. The obligations of Brooks under the Plan are unsecured general obligations to pay in the future the balance of the deferred compensation account pursuant to the terms of the Plan.

Material Terms of the Deferred Compensation Plan

Certain employees of Brooks are eligible to participate in the Plan. The Plan allows eligible employee participants to annually defer up to 90% of their base salary, up to 100% of their annual bonus amount and up to 100% of any compensation received in the form of commissions. Employee participants may also elect to defer an additional amount of base salary equal to the amount of any refund such employee may receive under the Brooks 401(k) plan during the year. Pursuant to the Plan, Brooks has the discretion to make additional contributions to the accounts of Plan participants. Each participant must allocate amounts credited to his or her deferred compensation account among various investment funds. Amounts deferred may be distributed, as more specifically described in the Plan, during the participant’s employment or in connection with a change in control of Brooks, retirement, disability, death or other termination of employment. The Deferred Compensation Plan provides for payment in a lump sum or, in certain circumstances, in annual installments, as elected by the participant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BROOKS AUTOMATION, INC.
Date: February 22, 2005	By:	/s/ Robert W. Woodbury, Jr.
		Name:	Robert W. Woodbury, Jr.
		Title:	Senior Vice President and Chief Financial Officer